Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 24, 2017 with respect to the consolidated financial statements of Dakota Access, LLC included in the Current Report on Form 8-K/A filed on December 8, 2017 of Phillips 66 Partners LP which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Dallas, Texas
December 20, 2017